Exhibit 10.1

EXECUTION VERSION

INTELLECTUAL PROPERTY LICENSE

BY AND BETWEEN

HOLOGIC, INC.,

GEN-PROBE INCORPORATED

AND

GRIFOLS DIAGNOSTIC SOLUTIONS INC.

January 31, 2017

i	Intellectual Property Licence

ii	Intellectual Property Licence

INTELLECTUAL PROPERTY LICENSE

This INTELLECTUAL PROPERTY LICENSE (this “Agreement”), dated as of January 31, 2017 (the “Effective Date”), is by and between, on the one hand, Hologic, Inc., a Delaware corporation (“Hologic”), and Gen-Probe Incorporated, a Delaware corporation (“Gen-Probe”, and, collectively with Hologic, “Licensor”) and, on the other hand, Grifols Diagnostic Solutions Inc., a Delaware corporation (“Licensee”). Licensor and Licensee are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of December 14, 2016, by and between the Parties (the “Purchase Agreement”), Licensor has agreed to sell, and Licensee has agreed to purchase, substantially all of the assets used in connection with, and liabilities relating to, nucleic acid probe-based testing in human blood, plasma or other blood products or components, cells, organs, tissue, or cellular and tissue-based products intended for or associated with transfusion, implantation, infusion, transfer or transplantation;

WHEREAS, Licensor is the owner of, or otherwise has the right to use and license, certain intellectual property used in the nucleic acid probe-based testing of human blood, plasma, other blood products, human cells, organs or tissue intended for or associated with transfusion or transplantation; and

WHEREAS, Licensor is willing to grant to Licensee the exclusive or co-exclusive right to exploit such intellectual property as set forth in this Agreement, such use subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings defined herein. To the extent a term is used but not defined herein, such term shall have the meaning ascribed to it in the Purchase Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

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“Applicable Agreement” has the meaning set forth in the Confidential Disclosure Letter.

“Applicable Agreement Counterparty” has the meaning set forth in the Confidential Disclosure Letter.

“Business” has the meaning assigned in the Purchase Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or Barcelona, Spain.

“Collaboration Agreement” means that certain Collaboration Agreement, dated as of January 31, 2017, by and between the Parties.

“Confidential Disclosure Letter” shall mean that certain disclosure letter delivered by Licensor to Licensee in connection herewith.

“Confidential Information” means all information of a confidential or proprietary nature disclosed by a Party to the other Party pursuant to this Agreement (including any information disclosed pursuant to any confidentiality or nondisclosure agreement entered into between the Parties) that the disclosing Party designates as confidential or proprietary to the receiving Party or which, under the circumstances surrounding such disclosure, the receiving Party should recognize should be treated as confidential or proprietary.

“Controlled” means, with respect to any Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to convey ownership of, grant a license, sublicense or covenant-not-to-sue, as applicable, under such Intellectual Property, as provided herein, without violating the terms of any Contract or other arrangement with any Third Party.

“Copyrights” means original works of authorship in any medium of expression, whether or not published, all copyrights therein (whether registered, applied-for or unregistered), all registrations and applications therefor and all extensions and renewals thereof, throughout the world.

“Exploit” means, with respect to the Licensed Patents, Licensor Improvements and Licensed Know-How, to make, have made, import, use, sell, offer for sale or otherwise dispose of and, with respect to the Licensed Copyrights, and Licensor Improvements, to reproduce, distribute, modify and prepare derivative works of. “Exploitation” means the act of Exploiting a product, process or service.

“Governmental Authority” means any United States or non-United States federal, state, local or other governmental or quasi-governmental, regulatory, self-regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Intellectual Property” has the meaning assigned to it in the Purchase Agreement.

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“Jointly Owned Intellectual Property” has the meaning set forth in the Collaboration Agreement.

“Know-How” means technical information, know-how and trade secrets, including biological, chemical, pharmacological, toxicological, clinical and assay, manufacturing data, preclinical and clinical data, the specifications of ingredients, the manufacturing processes, formulation, specifications, sourcing information, quality control and testing procedures.

“Law” means any statute, law, ordinance, treaty, regulation, rule, code, injunction, judgment, decree, order, or applicable other requirement or rule of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any indebtedness, obligation, liability, claim, suit, judgment, demand, loss, damage, deficiency, cost, expense, fee, fine, penalty, responsibility or obligation of any kind or nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due.

“Licensed Copyrights” means (i) all Copyrights and Software that are (a) owned or otherwise Controlled by Licensor or any of its Affiliates as of the Effective Date and (b) related to the NAT Business, as currently conducted, excluding commercially available off-the-shelf Software, (ii) Licensor’s interest in all Copyrights and Software in and to the Jointly Owned Intellectual Property, and (iii) any Copyrights in and to any Hologic Owned Intellectual Property included in the Licensed Intellectual Property pursuant to Section 6.4 of the Collaboration Agreement.

“Licensed Donor Screening Field” means the field of nucleic acid probe-based testing in human blood, plasma, other blood products or components, cells or other biological material intended for direct transfusion or other administration to humans, or for further manufacture.

“Licensed Fields” means the Licensed Donor Screening Field and the Licensed Transplantation Field, collectively.

“Licensed Intellectual Property” means, collectively, the Licensed Copyrights, Licensed Know-How, Licensed Patents, Licensed Marks and Licensor Improvements, provided, however, that Selected IP shall be included in Licensed Intellectual Property solely to the extent and for such time period that such Selected IP is Controlled by Licensor during the Term of this Agreement.

“Licensed Know-How” means (i) all Know-How that is (a) owned or otherwise Controlled by Licensor or any of its Affiliates as of the Effective Date and (b) related to the NAT Business, as currently conducted, (ii) Licensor’s interest in all Know-How in and to the Jointly Owned Intellectual Property, and (iii) any Know-How in and to any Hologic Owned Intellectual Property included in the Licensed Intellectual Property pursuant to Section 6.4 of the Collaboration Agreement.

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“Licensed Marks” means the trademarks set forth in Section 3 of the Confidential Disclosure Letter.

“Licensed Patents” means (i) all Patents that are (a) owned or otherwise Controlled by Licensor or any of its Affiliates as of the Effective Date and (b) related to the NAT Business, as currently conducted, (ii) Licensor’s interest in all Patents in and to the Jointly Owned Intellectual Property, and (iii) any Patents in and to any Hologic Owned Intellectual Property included in the Licensed Intellectual Property pursuant to Section 6.4 of the Collaboration Agreement. As of the Effective Date, the Licensed Patents include the Patents set forth in Section 2 of the Confidential Disclosure Letter and Section 5 of the Confidential Disclosure Letter.

“Licensed Products” means products, processes or services used in connection with the Licensed Fields.

“Licensed Transplantation Field” means nucleic acid probe-based testing of biological materials intended for transplantation of human cells, organs or tissues.

“Molecular Detection Field” means nucleic acid probe-based testing for the detection, identification, quantification and/or monitoring of infectious agents or genetic material in humans, excluding the Licensed Donor Screening Field and the Licensed Transplantation Field.

“NAT Business” means nucleic acid probe-based testing in human specimens, excluding oncology testing and compositions and methods for immobilizing circulating tumor cells.

“Patents” means (a) patents and patent applications (provisional and non-provisional) anywhere in the world, (b) all divisionals, continuations, continuations in-part thereof, or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patents or patent applications or (ii) any patent or patent application from which such patents or patent applications claim, or is entitled to claim, direct or indirect priority, and (c) all patents issuing on any of the foregoing anywhere in the world, together with all registrations, reissues, re-examinations, patents of addition, renewals, supplemental protection certificates, or extensions of any of the foregoing anywhere in the world.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Prosecution and Maintenance” means, with regard to any Patents, the preparation, filing, prosecution and maintenance of such Patents, as well as re-examinations and reissues with respect to such Patents, together with the conduct of interferences, the defense of oppositions and other similar proceedings before national or supranational patent offices with respect to such Patents. For avoidance of doubt, Prosecution and Maintenance shall exclude the enforcement or defense of Patents in any U.S. federal court, international trade commission panel or foreign counterpart thereof. “Prosecute and Maintain” have the correlative meanings.

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“Secondary Patents” means the Patents set forth in Section 5 of the Confidential Disclosure Letter.

“Selected IP” has the meaning set forth in the Confidential Disclosure Letter.

“Selected IP Licensor” has the meaning set forth in the Confidential Disclosure Letter.

“Software” means computer software and algorithms, the copyrights therein and thereto, and the object code and source code thereto, including a description of the procedure for generating the object code of a level sufficient to enable a programmer reasonably fluent in the programming language to build, operate, support and maintain, develop modifications, upgrades, updates, adaptations, enhancements, new versions and other derivative works and improvements of, and develop computer programs compatible with, such source code.

“Third Party” means any Person other than Licensor, Licensee, and their respective Affiliates.

Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Agreement	Preamble
Assigned IP	7.1(b)
Bankruptcy Code	10.1
Copyright Term	4.1
Effective Date	Preamble
Gen-Probe	Preamble
Hologic	Preamble
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Know-How Term	4.1
Licensee	Preamble
Licensee Improvements	2.1(d)
Licensee Indemnified Party	8.2
Licensor	Preamble
Licensor Improvements	2.1(d)
Licensor Indemnified Party	8.1
Party/Parties	Preamble
Patent Term	4.1
Purchase Agreement	Recitals
Term	4.1
Third Party Claim	8.3(a)
Third Party Infringement	7.2(a)
Trademark Term	4.1

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ARTICLE II

INTELLECTUAL PROPERTY LICENSE

Section 2.1    License Grants to Licensee.

(a)    Licensed Donor Screening Field. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants, and shall cause its applicable Affiliates (including Gen-Probe) to grant, to Licensee, and Licensee hereby accepts, an irrevocable (except as set forth in Article IV), exclusive, worldwide, perpetual (except as set forth in Article IV), fully paid-up, royalty-free, non-sublicenseable (except as set forth in Section 2.1(c)), non-transferable (except as set forth in Section 10.12) license under the Licensed Patents, Licensed Know-How, Licensed Copyrights and Licensor Improvements to Exploit the Licensed Products in the Licensed Donor Screening Field. Notwithstanding the foregoing, with respect to Hologic Owned Intellectual Property included in the Licensed Intellectual Property pursuant to Section 6.4 of the Collaboration Agreement, the license under this Section 2.1(a) shall be subject to any payment terms which may be agreed by the Parties.

(b)    Licensed Transplantation Field. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants, and shall cause its applicable Affiliates (including Gen-Probe) to grant, to Licensee, and Licensee hereby accepts, a sole, irrevocable (except as set forth in Article IV), worldwide, perpetual (except as set forth in Article IV), fully paid-up, royalty-free, non-sublicenseable (except as set forth in Section 2.1(c)), non-transferable (except as set forth in Section 10.12) license under the Licensed Patents, Licensed Know-How, Licensed Copyrights and Licensor Improvements to Exploit the Licensed Products in the Licensed Transplantation Field. For purposes of this Section 2.1(b), “sole” shall mean that Licensor shall not grant a license to any Third Party, or permit any Third Party to operate, under the Licensed Patents, Licensed Know-How, Licensed Copyrights or Licensor Improvements to Exploit the Licensed Products in the Licensed Transplantation Field, but retains a co-exclusive right, with Licensee; provided that Licensor may sublicense the Licensed Patents, Licensed Know-How, Licensed Copyrights or Licensor Improvements to (i) Affiliates of Licensor to Exploit the Licensed Products in the Licensed Transplantation Field, (ii) Third Parties in the Licensed Transplantation Field to provide products or services to Licensor solely to the extent necessary for such products or services to be provided to Licensor by such Third Parties (e.g., Third Party consultants, manufacturers and distributors) and (iii) end users of the Licensed Products in the Licensed Transplantation Field. Notwithstanding the foregoing, with respect to Hologic Owned Intellectual Property included in the Licensed Intellectual Property pursuant to Section 6.4 of the Collaboration Agreement, the license under this Section 2.1(b) shall be subject to the payment terms agreed by the Parties.

(c)    Sublicensing Rights. Licensee may sublicense the rights granted to Licensee pursuant to Section 2.1(a), Section 2.1(b) and Section 3.1 to (i) Affiliates of Licensee, (ii) Third Parties providing products or services to Licensee solely to the extent necessary for such products or services to be provided to Licensee by such Third Parties (e.g., Third Party consultants, manufacturers and distributors) and (iii) end users of the Licensed Products in the Licensed Fields; provided that, in each case, the applicable sublicensee is bound by confidentiality obligations substantially similar to those set forth in Article IX.

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(d)    Improvements. Licensee acknowledges that Licensor owns and will continue to own the Licensed Patents and all rights therein. Title and ownership rights, including all intellectual property rights, throughout the world in any improvement, enhancement or modification to the Licensed Patents, Licensed Know-How or Licensed Copyrights made, conceived or reduced to practice by or on behalf of (a) Licensor or its Affiliates shall vest in Licensor (the “Licensor Improvements”) and (b) Licensee or its Affiliates shall vest in Licensee (the “Licensee Improvements”).

(e)    Reservation of Rights. Licensee agrees and acknowledges that it shall have no rights hereunder under the Licensed Intellectual Property outside of the Licensed Fields, including in the Molecular Detection Field.

Section 2.2    License Grants to Licensor.

(a)    Licensee Improvements. Licensee hereby grants to Licensor, and Licensor hereby accepts, an irrevocable, non-exclusive, worldwide, perpetual, fully paid-up, royalty-free, non-sublicenseable (except as set forth in Section 2.2(c)), non-transferable (except as set forth in Section 10.12) license under the Licensee Improvements to Exploit products, processes and services in the Molecular Detection Field and the Licensed Transplantation Field.

(b)    Assigned IP. Licensee hereby grants to Licensor, and Licensor hereby accepts, an irrevocable, non-exclusive, worldwide, perpetual, fully paid-up, royalty-free, non-sublicenseable (except as set forth in Section 2.2(c)), non-transferable (except as set forth in Section 10.12) license under Licensee’s interest in all Patents, Copyrights and Know-How in and to the Assigned IP, in each case to Exploit products, processes and services in the Molecular Detection Field and the Licensed Transplantation Field.

(c)    Sublicensing Rights. Licensor may sublicense the rights granted to Licensor pursuant to Section 2.2(a) and Section 2.2(b) to (i) Affiliates of Licensor, (ii) Third Parties providing products or services to Licensor solely to the extent necessary for such products or services to be provided by such Third Parties (e.g., Third Party consultants, manufacturers and distributors) and (iii) end users of the products and services in the Molecular Detection Field and the Licensed Transplantation Field; provided that, in each case, the applicable sublicensee is bound by confidentiality obligations substantially similar to those set forth in Article IX.

(d)    Reservation of Rights. Licensor agrees and acknowledges that it shall have no rights hereunder under any of the Licensed Intellectual Property, Licensee Improvements, Jointly Owned Intellectual Property or Assigned IP in the Licensed Donor Screening Field.

Section 2.3    Know-How and Copyright Transfer. During the ninety (90) day period following the completion, transfer or provision to Licensee (as applicable) of the applicable technology or assets pursuant to the Purchase Agreement or this Agreement, at Licensor’s reasonable cost and expense, Licensor shall provide to Licensee copies of all Licensed Know-How then in existence, all Licensed Copyrights (other than the Selected IP), as set forth in Section 6 of the Confidential Disclosure Letter, and additional Licensed Copyrights requested by

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Licensee during the Term, and shall provide reasonable consultation, training and knowledge transfer to Licensee, in order to enable Licensee to exercise all of its rights under this Agreement. In addition, as soon as reasonably practicable following written request of Licensee during the Term (and no more frequently than once each calendar quarter), Licensor shall transfer to Licensee any Licensor Improvements that have been developed and have not been previously transferred to Licensee, and shall comply with the provisions of this Section 2.3 with respect to all Know-How and Copyrights in and to such Licensor Improvements. Simultaneously with the provision of any Know-How and Copyrights under this Section 2.3, Licensor shall provide to Licensee copies of all user manuals, operating manuals, technical manuals and any other instructions, specifications, documents or materials, in any form or media, that describe the functionality, installation, testing, operation, use, maintenance, support, or technical or other components, features or requirements, of the applicable Know-How and Copyrights. Licensee may make available the object code and source code with respect to Software in and to Licensed Copyrights transferred to Licensee under this Section 2.3 to any employees, contractors or agents of Licensee or its Affiliates; provided that: (a) all such employees, contractors and agents are bound by confidentiality obligations substantially similar to those set forth in Article IX with respect to such object code and source code; (b) no more than six such employees, contractors or agents have access to such object code and source code at any given time; (c) Licensee performs a criminal background check on each such employee, contractor or agent prior to making available such object code or source code to such employee, contractor and agent; and (d) Licensee does not make available such object code or source code to any such employee, contractor or agent who has been convicted of, pled guilty or nolo contendere to, a crime involving breach of trust or dishonesty or who refuses to provide consent with respect to Licensee’s performance of such background check. The Parties acknowledge and agree that any Selected IP that constitutes Licensed Intellectual Property shall not be transferred pursuant to this Section 2.3 and instead shall be the subject of separate arrangements between the Parties and the Selected IP Licensor.

Section 2.4    Patent Laundering. Licensee agrees that the licenses granted hereunder are not intended to cover contract activities that Licensee may undertake on behalf of Third Parties. As a result, Licensed Products shall exclude any products produced or provided by Licensee for the benefit of a Third Party (a) from designs or instructions received in a substantially completed form from that Third Party, (b) for resale to that Third Party (or to customers of, or as directed by, that Third Party) on essentially an exclusive basis, and (c) not otherwise branded with a Licensee trademark.

Section 2.5    Patent Marking. Licensee shall comply with all applicable Laws relating to the proper use of legends and proprietary notices and designation of the Licensed Patents.

Section 2.6    Secondary Patents. Licensor may sell, transfer, or assign to a Third Party one or more of the Secondary Patents without the consent of Licensee, and upon such sale, transfer or assignment and Licensee’s receipt of written notice of such sale, transfer or assignment, such Secondary Patent(s) shall be deemed removed from Section 5 of the Confidential Disclosure Letter and shall no longer be “Licensed Patents” subject to the licenses granted hereunder. The Secondary Patents shall not be subject to any of the terms and conditions of this Agreement other than as set forth in this Article II.

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Section 2.7    Applicable Agreement. The Parties acknowledge and agree that (a) Gen-Probe is a party to the Applicable Agreement, which grants certain rights and imposes certain conditions with respect to certain transcription-based amplification patent rights; and (b) Licensee is a “Licensee” under the Applicable Agreement, entitled to the applicable rights and benefits, and subject to the applicable restrictions, therein. Licensee agrees, at the request of the Applicable Agreement Counterparty, to permit and to cooperate fully with an annual review of its manufacturing records (and such other records as may be required) by an impartial, technically qualified Third Party to verify compliance with the provisions of Section 3.3 of the Applicable Agreement. Selection of such Third Party shall be subject to the approval of Licensee, such approval not to be unreasonably withheld, delayed or conditioned. The results of such a review as provided to the Applicable Agreement Counterparty will consist solely of a finding of compliance or noncompliance. The cost of such review shall be borne by the Applicable Agreement Counterparty and shall not be unreasonably burdensome for Licensee. Gen-Probe represents and warrants, as of the Effective Date, that it is not in breach of the Applicable Agreement, and the Applicable Agreement is in full force and effect. Upon notice by the Applicable Agreement Counterparty that Gen-Probe is in breach of the Applicable Agreement, (i) Licensor shall promptly (and, in any event, before the effective date of termination of the Applicable Agreement) provide express written notice to the Applicable Agreement Counterparty of Licensee’s status as a “Licensee” under the Applicable Agreement, and (ii) Licensee agrees to be bound by the applicable terms and conditions of the Applicable Agreement.

Section 2.8    Reservation of Patent Rights. Except for the rights expressly granted to Licensee under this Agreement with respect to the Licensed Patents, no license, right, title or interest in, to or under any Licensed Patent is granted to Licensee, either expressly or by implication, estoppel or otherwise. Any and all rights not expressly granted to a Party in this Agreement are reserved by the other Party.

ARTICLE III

TRADEMARK LICENSE

Section 3.1    License Grant. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants, and shall cause its applicable Affiliates (including Gen-Probe) to grant, to Licensee, and Licensee hereby accepts, a non-exclusive, worldwide, fully paid-up, royalty-free, non-sublicenseable (except as set forth in Section 2.1(c)), non-transferable (except as set forth in Section 10.12) license to use the Licensed Marks in connection with the Exploitation of Licensed Products in the Licensed Fields during the Trademark Term.

Section 3.2    Limitations on Scope of Trademark License. The Licensed Marks must be used substantially in the same manner, including in the same style, typeface and graphic appearance, and to the same extent as the same was used by Licensor immediately prior to the Effective Date. Licensee is not granted a license hereunder to use any domain names or social media addresses. Licensee is solely permitted to use the Licensed Marks in the Licensed Fields and in a manner that is in conformity with Licensor’s generally applicable guidelines regarding quality control (as set forth in Section 4 of the Confidential Disclosure Letter, which may be updated from time to time by Licensor) and the quality control provisions set forth in Section 3.4.

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Section 3.3    Transitional Use Only; Legal Requirements. Licensee acknowledges and agrees that the purpose of the license granted in Section 3.1 is solely to provide Licensee with a reasonable transition period during which it can wind-down its use of the Licensed Marks. Licensee shall use commercially reasonable efforts to cease and discontinue use of the Licensed Marks as soon as reasonably practicable after the Effective Date and shall in no event use the Licensed Marks after the end of the Trademark Term; provided that after the Trademark Term, Licensee may use the Licensed Marks and Licensor’s corporate name solely as necessary to comply with applicable Law (e.g., if required to identify Licensor as the manufacturer of a Licensed Product). Upon the expiration or earlier termination of this Agreement, Licensee shall not knowingly use any Licensed Marks or any trademark that is confusingly similar to or dilutive of the Licensed Marks, or any variation, derivation or colorable imitation thereof.

Section 3.4    Licensor’s Exercise of Quality Control.

(a)    Licensee acknowledges the importance of Licensor’s exercise of quality control over the use of the Licensed Marks in order to preserve the continued integrity and validity of the Licensed Marks and to protect the value and goodwill associated with the Licensed Marks, and that, as between the Parties, Licensor has the sole right to exercise such control.

(b)    At least once every six (6) calendar months, after written request from Licensor, Licensee shall deliver to Licensor (or its designated Affiliate) representative samples of the manner in which Licensee used the Licensed Marks during the preceding six (6) month period. Licensor shall also have the right to periodically inspect and evaluate the manner in which Licensee uses the Licensed Marks, including the rights to (i) periodically evaluate the quality of the Licensed Products offered by Licensee using the Licensed Marks and (ii) periodically request samples of materials on which Licensee uses the Licensed Marks. Such evaluations shall be meant to ensure that Licensee is using the Licensed Marks in a manner designed to maintain or enhance the reputation and integrity of the Licensed Marks and the goodwill associated therewith, and Licensor reserves all rights of approval which are necessary to achieve this result.

(c)    If Licensee’s use of the Licensed Marks does not comply with the applicable quality or usage standards of this Agreement, upon Licensee’s receipt of written notice thereof, Licensee shall take all necessary steps to remedy any such non-compliance or to cease such non-complying use. Licensee acknowledges and agrees that the material and repeated uncured failure to adhere to the quality or usage standards set forth in this Agreement shall entitle Licensor to terminate the license to the Licensed Marks set forth in Section 3.1.

Section 3.5    Goodwill. All goodwill and improved reputation in respect of, associated with, or generated by Licensee’s use of the Licensed Marks under this Agreement shall inure to the sole benefit of Licensor. Licensee shall include trademark and other notices in connection with the use of the Licensed Marks as reasonably required by Licensor from time to time. Licensee acknowledges that, upon any expiration or termination of this Agreement, no monetary value shall be attributable to any goodwill associated with the use of the Licensed Marks by Licensee.

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Section 3.6    Reservation of Trademark Rights. Except for the rights expressly granted to Licensee under this Agreement with respect to the Licensed Marks, no license, right, title or interest in, to or under any Licensed Marks is granted to Licensee, either expressly or by implication, estoppel or otherwise. Licensor hereby reserves the right to use and grant others the right to use the Licensed Marks alone or in association with any other trademark, service mark or name, as trademarks, trade names and/or service marks for any purpose whatsoever in any jurisdiction. Any and all rights not expressly granted to Licensee in this Agreement are reserved by Licensor.

ARTICLE IV

DURATION OF LICENSES AND TERMINATION

Section 4.1    Agreement Term. This Agreement and the licenses granted herein shall be effective as of the Effective Date and shall remain in effect perpetually, other than (a) with respect to the Licensed Marks, subject to Section 3.3, the rights granted hereunder shall endure until the second anniversary of the Effective Date (the “Trademark Term”), (b) with respect to the Licensed Patents, the rights granted hereunder shall endure until the expiration of the last to expire claim in such Licensed Patents and, in the event there becomes a time when no issued Patents remain, such time when the last claim in an applied-for Patent has been pending for ten years (the “Patent Term”), (c) with respect to the Licensed Copyrights, the rights granted hereunder shall endure until the expiration of the last to expire of the Licensed Copyrights (the “Copyright Term”) and (d) with respect to the Licensed Know-How, Licensor Improvements and Licensee Improvements, the rights granted hereunder shall endure for so long as any rights in such Licensed Know-How, Licensor Improvements and Licensee Improvements remain in effect (the “Know-How Term”, and together with the Trademark Term, Patent Term and Copyright Term, the “Term”).

Section 4.2    Termination for Breach. In the event that Licensee knowingly and intentionally Exploits the Licensed Patents, Licensed Know-How, Licensed Copyrights or Licensor Improvements in the Molecular Detection Field, Licensor shall have the right to immediately terminate this Agreement upon written notice to Licensee if (a) Licensor has given written notice to Licensee specifying such breach, (b) such breach remains uncured for one-hundred twenty (120) days or more following the date of such notice (provided that such breach shall be deemed cured if Licensee has undertaken prompt, good faith actions to mitigate any negative consequences of such breach and has terminated such Exploitation on a going-forward basis), and (c) upon the order or judgment of a court of competent jurisdiction holding that Licensee did so knowingly and intentionally Exploit the Licensed Patents, Licensed Know-How, Licensed Copyrights or Licensor Improvements in the Molecular Detection Field. In the event this Agreement has been terminated pursuant to this Section 4.2 and Licensee continues to Exploit the Licensed Patents, Licensed Know-How, Licensed Copyrights or Licensor Improvements in the Molecular Detection Field, Licensor shall be entitled to seek an injunction to enjoin Licensee from such continued Exploitation. The remedies set forth in this Section 4.2 are Licensor’s sole remedy for the actions set forth in the first sentence of this Section 4.2.

Section 4.3    Termination for Insolvency. Licensor shall have the right to immediately terminate this Agreement, or any or all licenses granted herein, upon written notice to Licensee (a) in the event of a liquidation, dissolution or winding-up, or (b) upon the appointment of a

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receiver for Licensee or upon the filing by Licensee of a petition under the Federal Bankruptcy Act or sixty (60) days after the filing of an involuntary bankruptcy petition where such petition has not been vacated.

Section 4.4    Effect of Termination. Upon the termination of this Agreement or the termination of a license granted hereunder, in each case pursuant to Section 4.2 or Section 4.3, the applicable license granted in this Agreement shall terminate and Licensee shall have no further right to use such Licensed Intellectual Property (other than Jointly Owned Intellectual Property) and shall cease using any inventions or refrain from making, using, selling, offering for sale and importing any product covered by such Licensed Intellectual Property (other than Jointly Owned Intellectual Property).

Section 4.5    Effect of Expiration.

(a)    Upon the expiration of the Trademark Term, the license granted in this Agreement to the Licensed Marks shall terminate and Licensee shall have no further right to use the Licensed Marks.

(b)    Upon the expiration of each Licensed Patent or claim therein, Licensee shall have the unrestricted right to Exploit products, processes and services under such Licensed Patent as permitted by Law.

(c)    Upon the expiration of each Licensed Copyright, Licensee shall have the unrestricted right to Exploit products, processes and services under the Licensed Copyright as permitted by Law.

Section 4.6    Sale of Licensed Intellectual Property. Should Licensor sell any of the Licensed Intellectual Property to a Third Party, Licensor shall ensure that the acquiror of such Licensed Intellectual Property shall execute a written agreement under which such acquiror agrees to be bound by all obligations of Licensor under this Agreement. Licensor shall use commercially reasonable efforts to inform Licensee of any proposed transaction involving a sale, transfer, license or other alienation of any of the Licensed Intellectual Property at least thirty (30) days in advance of any such contemplated transaction and following the closing of such transaction, promptly provide a copy of such written agreement to Licensee.

Section 4.7    Survival. Section 2.8, Section 3.5, Section 3.6, this Section 4.7 and Article I, Article VI, Article VIII, Article IX and Article X shall survive any termination or expiration of this Agreement. Article VII shall survive any termination or expiration of this Agreement solely with respect to Jointly Owned Intellectual Property until the expiration of the last to expire claim in such Jointly Owned Intellectual Property.

Section 4.8    Acknowledgement. The Parties acknowledge and agree that nothing in this Article IV shall limit or restrict either Party’s remedies for any breaches of this Agreement not expressly addressed in this Article IV.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party, that:

(a)    such Party is duly organized, validly existing and in good standing (or to the extent such concept is not applicable in the relevant jurisdiction, is up to date in filing its corporate returns) under the applicable Laws of the jurisdiction of its organization and has full power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)    execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized;

(c)    this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation enforceable against it in accordance with the terms hereof;

(d)    the performance of this Agreement by such Party does not create a breach or default under any other agreement to which it is a party, which breach or default would adversely affect such Party’s performance, or the other Party’s rights or performance, under this Agreement;

(e)    the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any applicable Laws of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

(f)    no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental authority, under any applicable Laws in effect as of the Effective Date, is necessary in connection with the execution and delivery of this Agreement, or for the performance by such Party of its obligations under this Agreement, except as may be required under the Purchase Agreement or for any such consent or approval obtained prior to the Effective Date.

ARTICLE VI

WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY

Section 6.1    WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE PURCHASE AGREEMENT, (A) THE RIGHTS AND LICENSES GRANTED HEREUNDER ARE PROVIDED “AS IS”, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, REGISTRABILITY, TITLE OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), AND (B) NEITHER PARTY ASSUMES ANY RESPONSIBILITY OF ANY KIND WHATSOEVER WITH RESPECT TO THE OTHER PARTY’S USE OF INTELLECTUAL PROPERTY LICENSED HEREUNDER.

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ARTICLE VII

MAINTENANCE AND ENFORCEMENT

Section 7.1    Maintenance.

(a)    Licensor shall use commercially reasonable efforts to Prosecute and Maintain, at its sole cost and expense, any rights in and to the Licensed Intellectual Property. Promptly after the Effective Date, the Parties will work together in good faith to agree upon an information sharing methodology and process with respect to the Licensed Intellectual Property, and, upon Licensee’s request, Licensor shall (i) use commercially reasonable efforts to keep Licensee informed respect to the Prosecution and Maintenance of the Licensed Intellectual Property, (ii) provide copies of all substantive office actions or any other substantive documents that Licensor receives from any patent office in connection with the Prosecution and Maintenance of the Licensed Intellectual Property, (iii) provide notices of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions in connection with the Prosecution and Maintenance of the Licensed Intellectual Property, (iv) provide Licensee with a reasonable opportunity to comment on material developments with respect to the Prosecution and Maintenance of the Licensed Intellectual Property and (v) in good faith consider any comments made by and actions recommended by Licensee in connection with the Prosecution and Maintenance of the Licensed Intellectual Property.

(b)    In the event Licensor decides not to Prosecute and Maintain or intends to abandon the registration or application of any rights in and to Licensed Intellectual Property, Licensor shall provide Licensee with written notice of such circumstance as promptly as practicable, including the lapse of any such Licensed Intellectual Property, and, upon Licensee’s request, (i) Licensor shall enable Licensee to Prosecute and Maintain such registration or application, in Licensor’s name, at Licensee’s expense or (ii) Licensor shall and hereby does irrevocably and unconditionally assign all right, title and interest in and to such Licensed Intellectual Property to Licensee (any such assigned Licensed Intellectual Property, the “Assigned IP”). Licensor shall reasonably assist and cooperate with Licensee and its Affiliates, at Licensor’s expense, in the provision of any requested documentation necessary for the Prosecution and Maintenance of the Licensed Intellectual Property by Licensee under this Section 7.1(b), and the execution and delivery of any other documents therefor.

Section 7.2    Enforcement.

(a)    Each Party shall promptly notify the other Party of any and all actual or threatened infringement, misappropriation or other violation or misuse by any Third Party of any rights in and to the Licensed Intellectual Property (“Third Party Infringement”) which comes to such Party’s attention.

(b)    Licensor shall enforce and protect the Licensed Intellectual Property against Third Party Infringement in accordance with the terms and conditions of this Section 7.2(b). Upon becoming aware of any Third Party Infringement in or which could be

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reasonably expected to affect the Licensed Fields, Licensor shall promptly provide to Licensee all available information regarding such Third Party Infringement and discuss in good faith with Licensee an appropriate course of action with respect to such Third Party Infringement and take all actions deemed necessary by Licensor with respect to such Third Party Infringement, which may include bringing a claim against the applicable Third Party. Licensor shall have the first right (but not the obligation) to bring and control any claim of Third Party Infringement in the Licensed Fields.

(c)    If Licensor is not pursuing a Third Party Infringement in or which could be reasonably expected to affect the Licensed Fields, Licensee shall have the right (but not the obligation) to bring and control, and enforce with respect to, any claim or action related to such Third Party Infringement. Any recovery by Licensor or Licensee from any action or settlement of any claim or action prosecuted by a Party under this Section 7.2(c) shall be divided amongst the Parties as follows: (i) Licensor shall receive the amount set forth in the Confidential Disclosure Letter and (ii) Licensee shall receive the amount set forth in the Confidential Disclosure Letter, in each case, after deduction of all costs and expenses incurred by the Party pursuing the claim with respect to such claim.

(d)    Each Party shall reasonably assist and cooperate with the Party prosecuting a claim pursuant to this Section 7.2, at the expense of the Party prosecuting such claim, including the provision or execution of any requested documentation. Each Party acknowledges that it may be a necessary party to any claim brought by the other Party against a Third Party arising from enforcement of the rights in and to the Licensed Intellectual Property. Unless the claim is one between only the Parties as real parties in interest, in the event that an adverse party asserts, the court rules, other Laws then applicable provide or the prosecuting Party determines in good faith that a court lacks jurisdiction based on the other Party’s or its Affiliate’s absence as a party in such action, or if a Party is otherwise a necessary party in such action, such Party agrees to be named as a party to such claim, at the prosecuting Party’s expense. The Parties acknowledge that the Parties have a common interest in preserving privileged communications between each Party and their respective counsels in connection with the enforcement of any rights in and to the Licensed Intellectual Property.

Section 7.3    Jointly Owned Intellectual Property. It is agreed and understood that the Parties will generally follow the provisions in this Article VII with respect to Prosecution and Maintenance, as well as Third Party Infringement, of Jointly Owned Intellectual Property, except that all decisions with respect thereto will be made by mutual agreement of the Parties and all costs and expenses with respect thereto shall be borne equally by the parties.

Section 7.4    No Challenge. Licensee agrees that it will not challenge (or assist any Third Party in attempting to challenge), in any country or jurisdiction, Licensor’s title to or ownership of the Licensed Intellectual Property or the validity thereof, during the Term.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Licensee Indemnification Obligations. Licensee agrees to defend, indemnify and hold Licensor, its Affiliates and each of their respective directors, officers and

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employees (the “Licensor Indemnified Parties”) harmless from and against any and all Liabilities suffered or incurred by a Licensor Indemnified Party as a result of Third Party Claims arising from (a) Licensee’s Exploitation of the Licensed Intellectual Property, including death, injury to persons or damages to property, product liability, tort liability or any other suits, claims demands, proceedings or actions, and (b) a breach of, or failure to satisfy, any covenant, representation, warranty or obligation of Licensee under this Agreement. The foregoing indemnity shall not apply to any Liabilities to the extent caused by or on behalf of Licensor, or to the extent arising out of or related to Licensor’s indemnity set forth in Section 8.2.

Section 8.2    Licensor Indemnification Obligations. Licensor agrees to defend, indemnify and hold Licensee, its Affiliates and each of their respective directors, officers and employees (the “Licensee Indemnified Parties”) harmless from and against any and all Liabilities suffered or incurred by a Licensee Indemnified Party as a result of Third Party Claims arising from (a) Licensor’s Exploitation of the Licensed Intellectual Property, including death, injury to persons or damages to property, product liability, tort liability or any other suits, claims demands, proceedings or actions, and (b) a breach of, or failure to satisfy, any covenant, representation, warranty or obligation of Licensor under this Agreement. The foregoing indemnity shall not apply to any Liabilities to the extent caused by or on behalf of Licensee, or to the extent arising out of or related to Licensee’s indemnity set forth in Section 8.1.

Section 8.3    Indemnification Procedures.

(a)    Any Licensor Indemnified Party or Licensee Indemnified Party that may be entitled to be indemnified under this Agreement (an “Indemnified Party”) shall promptly notify Licensee or Licensor, as the case may be (the “Indemnifying Party”), in writing of any pending or threatened claim or demand that the Indemnified Party has determined, has given, or would reasonably be expected to give rise to, a right of indemnification under this Agreement (a pending or threatened claim or demand asserted by a Third Party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 8.3, except to the extent the Indemnifying Party is prejudiced by such failure.

(b)    Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.3(a), the Indemnifying Party will assume the defense and control of any Third Party Claim but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party shall, and shall cause each of its Affiliates and representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of the Indemnified Party; provided that the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party

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Claim. In all other circumstances, neither an Indemnifying Party nor an Indemnified Party shall settle or compromise any Third Party Claim without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

(c)    In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other necessary information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall use commercially reasonable efforts to respond in writing within 30 days of receipt of such notice. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

ARTICLE IX

CONFIDENTIALITY

Section 9.1    Confidential Information. Each Party will: (a) use the Confidential Information of the other Party only in accordance with the exercise of rights set forth in this Agreement and not for any other purpose; (b) not disclose the Confidential Information of the other Party to any Third Party; (c) restrict disclosure of any Confidential Information of the other Party to those employees, agents or consultants who must be directly involved with the Confidential Information for the purposes of this Agreement and who are bound by confidentiality terms substantially similar to those in this Agreement; (d) not reverse engineer, de-compile or disassemble any Confidential Information of the other Party other than as permitted hereunder; (e) use the same degree of care as for its own information of like importance, but at least use reasonable care, in safeguarding against disclosure of the Confidential Information of the other Party; and (f) promptly notify the disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the disclosing Party and take reasonable steps to regain possession of such Confidential Information and prevent further unauthorized actions or other breach of this Agreement.

Section 9.2    Exceptions to Confidentiality Obligations. Neither Party is obligated to maintain in confidence or restrict use of Confidential Information that is: (a) published or otherwise made available to the public other than by a breach of any agreement between the Parties; (b) rightfully received by one Party from a Third Party without confidential limitation; (c) known to the receiving Party prior to its first receipt of the same from the disclosing Party; or (d) independently developed by the receiving Party without use of any of the disclosing Party’s Confidential Information or any breach of this Agreement.

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Section 9.3    Required Disclosures. If a Party is required by applicable Law, statute, or regulation, court order or subpoena lawfully demanding the disclosure of any Confidential Information belonging to another Party, the Party seeking to disclose the information will, to the extent not prohibited by applicable Law, give to the other Party prompt written notice of the request and a reasonable opportunity to object to such disclosure and seek a protective order or appropriate remedy. If, in the absence of a protective order or other remedy, the Party seeking to disclose Confidential Information belonging to the other Party determines, upon the advice of counsel, that it is required to disclose such information, it may disclose the other Party’s Confidential Information only to the extent compelled to do so.

Section 9.4    Publicity. Neither Party shall make any press release or other public statement or disclosure (including communications to employees, customers or suppliers) regarding this Agreement, its contents or the transactions contemplated hereby without giving the other Party reasonable prior notice thereof and the opportunity to review and comment upon such release, statement or disclosure, unless and only to the extent that disclosure is required under applicable Law.

ARTICLE X

MISCELLANEOUS

Section 10.1    Section 365(n) of the Bankruptcy Code. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 10.2    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

Section 10.3    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 10.4    Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

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Section 10.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to Licensor, to:

Hologic, Inc.

10210 Genetic Center Drive

San Diego, CA 92121

Attention: Legal Department

E-mail: dru.greenhalgh@hologic.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: Barbara Becker

E-mail: bbecker@gibsondunn.com

(ii)	if to Licensee, to:

Grifols Diagnostic Solutions Inc.

Avinguda de la Generalitat, 152-158

Parc de Negocis Can Sant Joan

Sant Cugat del Valles 08174

Barcelona, Spain

Facsimile: +34.93.571.0267

Attention: Alfredo Arroyo

E-mail: Alfredo.Arroyo@grifols.com

with a copy (which shall not constitute notice) to:

Osborne Clarke S.L.P.

Avenida Diagonal, 477

Planta 20

08036 Barcelona Spain

Facsimile: +34.93.410.2513

Attention: Tomás Dagá

Email: Tomas.Daga@osborneclarke.com

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and

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Facsimile: +1 (212) 969-2900

Attention: Peter G. Samuels

         Daryn A. Grossman

Email: PSamuels@proskauer.com

            DGrossman@proskauer.com

Section 10.6    Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in the Confidential Disclosure Letter but not otherwise defined therein shall have the meaning as defined in this Agreement. The Confidential Disclosure Letter is hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.7    Entire Agreement. This Agreement (including the Confidential Disclosure Letter), together with the Purchase Agreement and any agreements required by the Purchase Agreement, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof.

Section 10.8    Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Article VIII, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 10.9    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

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Section 10.10    Submission to Jurisdiction. The sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the federal and state courts located within the Borough of Manhattan in New York, New York, and the Parties hereby consent to the jurisdiction of such court and waive any objection to the venue of such proceeding. Each of the Parties agrees that process may be served upon it in the manner specified in Section 10.5 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

Section 10.11    Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equityholder of Licensor or Licensee or any officer, director, employee, representative or investor of any Party.

Section 10.12    Assignment; Successors. Neither Party shall assign this Agreement by operation of Law or otherwise without the prior written consent of other Party, except that (a) a Party may assign all or a portion of its rights and obligations under this Agreement to any of its Affiliates, and (b) a Party may assign all or a portion of its rights and obligations under this Agreement in connection with a sale or disposition of any assets, entities or lines of the business of such Party or any of its Affiliates to which this Agreement relates; provided, that in the case of this clause (b), the transferee of such assets, entities or lines of the business shall be bound by the terms of this Agreement as if named as a “Party” hereto; provided, further, that no such assignment shall release the assigning Party from any liability or obligation under this Agreement prior to the date of such assignment. Notwithstanding anything in this Section 10.12, Licensor shall be permitted to make any pledge or collateral assignment of this Agreement or any of its rights hereunder to any of its collateral agents, administrative agents and/or lenders; provided that (i) no such assignment shall relieve Licensor of its obligations hereunder and (ii) such assignment shall not in any way limit any of the rights granted to Licensee hereunder. Any attempted assignment in violation of this Section 10.12 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

Section 10.13    Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the federal and state courts located within the Borough of Manhattan in New York, New York, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

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Section 10.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15    Waiver of Jury Trial. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.16    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.17    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.18    No Presumption Against Drafting Party. Each Party acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

The remainder of this page is intentionally left blank.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

HOLOGIC, INC.

By:	/s/ John M. Griffin
Name:	John M. Griffin
Title:	General Counsel

GEN-PROBE INCORPORATED

By:	/s/ John M. Griffin
Name:	John M. Griffin
Title:	President

GRIFOLS DIAGNOSTIC SOLUTIONS INC.

By:	/s/ Carsten Schroeder
Name:	Carsten Schroeder
Title:	President